                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)

                            China Tire Holdings Ltd.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of class of securities)

                                    G2107X108
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                                 (CUSIP number)


Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP NO. G2107X108                   13G                      PAGE 2 OF 9 PAGES
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       1           NAME OF REPORTING PERSONS

                   S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                                 Morgan Stanley Group Inc.

                                 IRS # 13-283-8891

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       2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a) / /
                                                        (b) / /

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       3           SEC USE ONLY

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       4           CITIZENSHIP OR PLACE OF ORGANIZATION

                                 The state of organization is Delaware.

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        NUMBER OF          5       SOLE VOTING POWER
          SHARES                                0
                        --------------------------------------------------------
       BENEFICIALLY        6       SHARED VOTING POWER
         OWNED BY                          82,000
                        --------------------------------------------------------
           EACH            7       SOLE DISPOSITIVE POWER
        REPORTING                               0
                        --------------------------------------------------------
       PERSON WITH         8       SHARED DISPOSITIVE POWER
                                           82,000
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       9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                           82,000
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       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*

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       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         1.34%
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       12          TYPE OF REPORTING PERSON*
                                 IA, CO
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP NO. G2107X108                    13G                     PAGE 3 OF 9 PAGES

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       1           NAME OF REPORTING PERSONS

                   S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                          Morgan Stanley & Co. Incorporated

                          IRS # 13-265-5996

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       2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) / /
                                                             (b) / /

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       3           SEC USE ONLY

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       4           CITIZENSHIP OR PLACE OF ORGANIZATION
                          The state of organization is Delaware.

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          NUMBER OF         5       SOLE VOTING POWER
           SHARES                                  0
                         -------------------------------------------------------
        BENEFICIALLY        6       SHARED VOTING POWER
          OWNED BY                            82,000
                         -------------------------------------------------------
            EACH            7       SOLE DISPOSITIVE POWER
          REPORTING                                0
                         -------------------------------------------------------
         PERSON WITH        8       SHARED DISPOSITIVE POWER
                                              82,000
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       9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                              82,000
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       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*

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       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                          1.34%
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       12          TYPE OF REPORTING PERSON*

                          BD, CO
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP NO. G2107X108                   13G                      PAGE 4 OF 9 PAGES
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Item 1 (a)         Name of Issuer

                   China Tire Holdings Ltd.

Item 1 (b)         Address of issuer's principal executive offices

                   Bank of China Tower
                   1 Garden Road
                   48th Floor
                   Central, Hong Kong

Item 2 (a)         Name  of  person  filing


              (a)  Morgan  Stanley  Group  Inc.
              (b)  Morgan Stanley & Co. Incorporated

Item 2 (b)         Principal  business  office

              (a)  1585 Broadway
                   New York, New York 10036

              (b)  1585 Broadway
                   New York, New York 10036

Item 2 (c)         Citizenship

                   Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)         Title  of  class  of  Securities


                   Common  Stock

Item 2 (e)         Cusip  No.

                   G2107X108

Item 3        (a)  Morgan Stanley Group Inc. is (e) an Investment Adviser
                   registered under section 203 of the Investment Advisers Act of 1940.

              (b) Morgan Stanley & Co., Incorporated is (a) a Broker-Dealer registered under section 15 of the Securities Exchange Act of 1934.

Item 4             Ownership

                   Incorporated by reference to Items (5) - (9) and (11) of the cover page.

CUSIP NO. G2107X108                   13G                      PAGE 5 OF 9 PAGES
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Item 5             Ownership of 5 Percent or Less of a Class

                   a) As of the date hereof Morgan Stanley Group Inc. has ceased to be the beneficial owner of more than five percent of the class of securities

                   b) As of the date hereof Morgan Stanley & Co. Incorporated has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6             Ownership of More than 5 Percent on Behalf of Another Person


                   Accounts managed on a discretionary basis by Morgan Stanley & Co. Incorporated, a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company


                   Inapplicable

Item 8             Identification and Classification of Members of the Group


                   Inapplicable

Item 9             Notice of Dissolution of Group

                   Inapplicable

Item 10            Certification

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP NO. G2107X108                   13G                      PAGE 6 OF 9 PAGES
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                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date :             February 4, 1997

Signature :        /s/ Edward J. Johnsen
                   -------------------------------------------------------------
Name / Title :     Edward J. Johnsen / Vice-President Morgan Stanley & Co.
                   Incorporated
                   -------------------------------------------------------------
                   MORGAN STANLEY GROUP INC.

Date :             February 4, 1997

Signature :        /s/ Edward J. Johnsen
                   -------------------------------------------------------------
Name / Title :     Edward J. Johnsen / Vice-President Morgan Stanley & Co.
                   Incorporated

                   -------------------------------------------------------------
                   MORGAN  STANLEY & CO., INCORPORATED

                   INDEX TO EXHIBITS                                                        PAGE
                   -----------------                                                        ----

                   EXHIBIT 1     Agreement to Make a Joint Filing                             7


                   EXHIBIT 2     Secretary's Certificate Authorizing Edward J. Johnsen        8
                                 to Sign on Behalf of Morgan Stanley Group Inc.

                   EXHIBIT 3     Secretary's Certificate Authorizing Edward J. Johnsen        9
                                 to Sign on Behalf of Morgan Stanley & Co. Incorporated